UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2017.

Asia Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-51048	47-0855301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

119 Commercial St., Ste 190-115, Bellingham, WA 98225

(Address of Principal Executive Offices) (Zip Code)

(360) 392-2841

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

Item 1.01: Entry into a Material Definitive Agreement.

As disclosed via a Form 8-K filed April 14, 2017, Asia Properties, Inc., (“ASPZ” or the “Company executed a Sale and Purchase Agreement (the Agreement”) to acquire 100% of the shares and assets Sino King Management Limited, a company incorporated under the laws of British Virgin Islands. Pursuant to the Agreement, Asia Properties, Inc. agreed to issue 600 million restricted common shares of the Company to acquire 100% of the shares and assets of Sino King Management Limited for a cost of US$6 million or US$0.01 per share reflecting the agreed upon value of the rights, titles and interests in the business assets and all attendant or related assets of Sino King Management Limited.

Pursuant to the above noted Sale and Purchase Agreement, on or before June 18, 2017 (the “Closing”) Sino King Management Limited was to deliver to ASPZ, duly authorized, properly and fully executed documents in English, evidencing and confirming the sale of 100% of the shares of Sino King Management Limited and its assets.

Additionally, at the Closing, ASPZ was to deliver to Sino King Management Limited, Stock certificate(s) representing six hundred million shares issued in the name or names designated by Sino King Management Limited. It is understood that the stock certificates so delivered will display the required restrictive legend pursuant to Rule 144 of the United States Securities and Exchange Act.

The Agreement stated further that both Parties agree that all shares issued, pursuant to the terms and conditions of the agreement, shall be held in escrow and shall be deemed to be in the full control of Asia Properties, Inc. until the Closing.

The Agreement also required that following the execution of the Agreement, Sino King Management Limited is to undertake a full and up-to-date Valuation Report and a full and up-to-date audit of the financial position of Sino King Management Limited and to provide ASPZ with the Valuation Report and audited financial statements prepared by a qualified PCAOB auditor.

Effective August 7, 2017 both parties to the above noted Agreement have confirmed that due to unforeseen circumstance the Closing date shall be changed to December 31, 2017.

Item 9.01 Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 9, 2017

ASIA PROPERTIES, INC.

/s/ Chen Junyan
Chen Junyan
President, Chief Executive Officer, Secretary, Director